Exhibit  1

To the Holders of:
TIERS Corporate Bond-Backed Certificates, Series APA 1997-8
*CUSIP:      871928AT4          Class:  ZTF Class
*CUSIP:      871928AU1          Class:  Amortizing Class

U.S. Bank Trust National Association, as Trustee for the TIERS Corporate Bond-Backed Certificates Trust APA 1997-8 hereby gives notice with respect to the Distribution Date of August 15, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 original principal amount of Amortizing Class Certificates and per $1,000 principal amount of ZTF Class Certificates, is as set forth below:

         Class              Principal        Interest        Total Distribution
         ZTF Class          $   0.000000     $  0.000000     $   0.000000
         Amortizing Class   $  18.280824     $ 29.343246     $  47.624070

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $32,288,000 aggregate principal amount of Apache Corporation Fifty Year 7 3/8 % Debentures due August 15, 2047 (the "Term Assets") are held for the above trust.

5. At the close of business on the Distribution Date, $32,288,000 principal amount of ZTF Class Certificates and $19,864,092.73 principal amount of Amortizing Class Certificates were outstanding.

6. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.


U.S. Bank Trust National Association, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included for the convenience of the Holders.